Exhibit 99.1

Joint Press Release

FDIC APPROVES MERGER OF HARMONY BANK INTO LAKELAND BANK

Oak Ridge, NJ and Jackson, NJ—May 19, 2016. Lakeland Bancorp, Inc. (NASDAQ: LBAI) (the “Company”), the parent company of Lakeland Bank, and Harmony Bank (OTCPK: HRMB) announced today that the Company has received approval from the Federal Deposit Insurance Corporation of the proposed merger of Harmony Bank with and into Lakeland Bank. The New Jersey Department of Banking and Insurance approved the merger in April 2016. The proposed merger is subject to the approval of Harmony Bank’s shareholders at a special meeting of shareholders to be held on June 22, 2016, and to certain other conditions, as described in the final proxy statement and prospectus dated May 13, 2016, which has been filed with the Securities and Exchange Commission and is being mailed to Harmony Bank’s shareholders.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the merger, Lakeland Bancorp, Inc. has filed a registration statement with the Securities and Exchange Commission, which has been declared effective. The proxy statement and prospectus contained in the registration statement is being mailed to shareholders of Harmony Bank. Investors are advised to read the proxy statement and prospectus because it contains important information. Copies of the proxy statement and prospectus and other documents filed by Lakeland Bancorp with the SEC are available free of charge at the SEC’s website at www.sec.gov. Documents filed by Lakeland Bancorp may also be accessed and downloaded for free at Lakeland Bancorp’s website at www.lakelandbank.com or by directing a request to Investor Relations, Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, NJ 07438 (973-697-2000). Requests for the proxy statement and prospectus may also be made to Investor Relations, Harmony Bank (732-719-3710).

Forward-Looking Statements

This communication contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Neither Lakeland Bancorp nor Harmony Bank assumes any obligation for updating any such forward-looking statements at any time.

Contact:

Lakeland Bancorp, Inc.: Thomas J. Shara President & CEO	Harmony Bank: Michael A. Schutzer President & CEO 732-719-3710

Joseph F. Hurley EVP & CFO 973-697-2000